EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 26, 2007, except for Note 9, as to which the date is October 15, 2007, in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Equity One, Inc. for the registration of 6% Senior Notes due 2017.
/s/ ERNST & YOUNG LLP
Certified Public Accountants
Miami, Florida
October 15, 2007